Exhibit 1

           Directors and Officers of Jewelcor Management, Inc.

Name and Position    Principal Occupation  Principal Business
                                           Address



Seymour Holtzman, Chairman and Chief    100 N. Wilkes Barre Blvd.
Chairman          Executive Officer,    Wilkes Barre,
	          Jewelcor Management,   Pennsylvania 18702
                  Inc.

Richard Huffsmith, Vice            100 N.Wilkes Barre Blvd.
Vice President    President          Wilkes Barre,
General Counsel    General Counsel   Pennsylvania 18702


Maria Sciandra,    Corporate Secretary    100 N. Wilkes Barre Blvd.
Corporate Secretary                       Wilkes Barre, Pennsylvania
and Director                               18702

Joseph Litchman,  Vice President/         100 N. Wilkes Barre Blvd.
Vice President/   Treasurer               Wilkes Barre, Pennsylvania
Treasurer and                             18702
Director